                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                      THE REYNOLDS AND REYNOLDS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          [REYNOLDS AND REYNOLDS LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 South Ludlow Street
                               Dayton, Ohio 45402


January 7, 2002


Dear Reynolds Shareholders:

It is our pleasure to invite you to attend our Annual Meeting of Shareholders on Thursday, February 14, 2002 at 11:00 a.m., Eastern Standard Time. The meeting will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402. Directions to the meeting appear on the back page of this booklet.

The notice of meeting and proxy statement following this letter describe the business to be transacted at the meeting. During the meeting we will also report on our current activities and give you an opportunity to ask questions. We encourage you to participate in the meeting and to allow time to visit our demonstration and display area either before or after the meeting. The demonstration and display area, which is also in the David H. Ponitz Sinclair Center, will be open from 10:00 a.m. until 12:30 p.m.

Whether or not you plan to attend the meeting, we urge you to complete and sign the enclosed proxy card or vote your shares over the Internet or by telephone as described in the enclosed proxy statement promptly so that your shares will be represented. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

Sincerely,

/s/ Lloyd G. Waterhouse
Lloyd G. "Buzz" Waterhouse
Chairman of the Board, President
and Chief Executive Officer

                      THE REYNOLDS AND REYNOLDS COMPANY
                 115 South Ludlow Street, Dayton, Ohio 45402



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         DATE:    Thursday, February 14, 2002
         TIME:    11:00 a.m. EST
         PLACE:   Frederick C. Smith Auditorium
                  David H. Ponitz Sinclair Center, Building 12
                  Sinclair Community College
                  444 West Third Street, Dayton, Ohio 45402


PURPOSES OF THE MEETING:

         To elect three (3) members of the Board of Directors;

         To ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

         To transact any other business properly presented at the meeting.

RECORD DATE:

         We have established December 18, 2001 as the record date for the meeting. This means that only owners of our stock at the close of business on that date are entitled to receive notice and to vote at the meeting or any adjournment(s) of the meeting.

ANNUAL REPORT:

         Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended September 30, 2001 are enclosed. The Annual Report to Shareholders and the Annual Report on Form 10-K are not part of the official proxy soliciting material.


                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            Douglas M. Ventura, Secretary
Dayton, Ohio
January 7, 2002



================================================================================

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL DIRECTOR NOMINEES AND FOR RATIFYING OUR APPOINTMENT OF OUR AUDITORS. YOUR VOTE IS IMPORTANT. PLEASE CONSIDER THE ISSUES PRESENTED IN THIS PROXY STATEMENT AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE.

================================================================================


TABLE OF CONTENTS:
                                                                                                               Page
INFORMATION CONCERNING THE ANNUAL MEETING                                                                        1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                                      4
PROPOSAL I - ELECTION OF DIRECTORS                                                                               4
BOARD COMMITTEES AND MEETING ATTENDANCE                                                                          7
COMPENSATION AND INDEMNIFICATION OF DIRECTORS                                                                    8
REPORT OF THE AUDIT COMMITTEE                                                                                    9
EXECUTIVE COMPENSATION                                                                                          11
         SUMMARY COMPENSATION TABLE                                                                             11
         OPTIONS GRANTED IN LAST FISCAL YEAR                                                                    12
         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR                                                        13
         AND FISCAL YEAR-END OPTION VALUES
         PENSION PLAN TABLE                                                                                     13
EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS                                                           14
COMPARATIVE STOCK PRICE PERFORMANCE GRAPH                                                                       16
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION                        17
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                  21
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                         21
PROPOSAL II- RATIFY APPOINTMENT OF OUR INDEPENDENT AUDITORS                                                     21
OTHER MATTERS                                                                                                   22
         Shareholder Proposals                                                                                  22
         Other Matters to be Discussed at Meeting                                                               22

                      THE REYNOLDS AND REYNOLDS COMPANY
                 115 South Ludlow Street, Dayton, Ohio 45402

                     ---------------------------------------

                                 PROXY STATEMENT

                     ---------------------------------------


         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of The Reynolds and Reynolds Company for its Annual Meeting of Shareholders to be held on February 14, 2002. To assist us in soliciting proxies, we have retained Georgeson Shareholder Communications, Inc. We will pay Georgeson a fee estimated to be $8,500 plus out-of-pocket expenses. Proxies may also be solicited by our employees by mail, telephone, fax, e-mail or in person. We will pay all costs associated with our solicitation of proxies. If we request nominees and brokers to solicit their principals and customers for their proxies, we will reimburse the nominees and brokers for their reasonable out-of-pocket expenses.

         This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about January 7, 2002.


INFORMATION CONCERNING THE ANNUAL MEETING


WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

         At the meeting, shareholders will vote on the following matters:

         -    to elect three directors to serve on our Board of Directors; and

         - to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2002.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

         The Board of Directors recommends that you vote:

         -    FOR each of the three nominees to serve on our Board of Directors;
              and

         - FOR ratifying the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2002.

WHO IS ENTITLED TO VOTE?

         Our shareholders of record as of the close of business on December 18, 2001, the record date for the meeting, are entitled to vote at the meeting or any adjournment(s) of the meeting.

HOW MAY I VOTE MY SHARES?

         There are four ways you may vote your shares:

         - by marking, signing and dating the enclosed proxy card and returning it to us in the envelope provided;

         - by using any touch-tone telephone and dialing 1-800-435-6710 to vote your proxy;

         - by logging onto the Internet at http://www.eproxy.com/reyrey and following the instructions posted on the web site; or

         - by attending the meeting and voting in person (but only if your shares are registered directly on our books and not held in "street name" through a broker, bank, or other nominee).

HOW DO I REVOKE A PREVIOUSLY GRANTED PROXY?

         You may revoke a previously granted proxy by:

         - giving written notice of your revocation to our corporate secretary, Douglas M. Ventura, at 115 South Ludlow Street, Dayton, Ohio 45402, which will not be effective until it is received;

         - submitting a later dated and properly executed proxy to us by means of mail or the Internet; or

         - attending the meeting and voting in person at the meeting (but only if your shares are registered directly on our books and not held in "street name" through a broker, bank, or other nominee). Your presence at the meeting alone, without further action, will not revoke a proxy you may have previously granted.

HOW WILL MY PROXY BE VOTED?

         If your proxy is properly executed, returned and received by us via mail, telephone or the Internet prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you do not indicate any voting instructions on your proxy, all of your shares will be voted for the director nominees and in favor of ratifying Deloitte & Touche as our auditors as described in the Notice of Meeting and this Proxy Statement and, in the discretion of the appointed proxies, upon other matters properly brought before the meeting.

HOW MANY SHARES CAN BE VOTED?

         We have two classes of authorized common stock outstanding: Class A Shares with no par value and Class B Shares with no par value. As of December 18, 2001, the record date for the meeting, there were 240,000,000 Class A Shares authorized, of which 69,593,719 were issued and outstanding, and 40,000,000 Class B Shares authorized, of which 20,000,000 were issued and outstanding. In addition, we have authorized 60,000,000 Preferred Shares with no par value. As of December 18, 2001, no Preferred Shares were issued and outstanding. Our Class A Shares are listed on the New York Stock Exchange under the symbol "REY." There is no public market for our Class B Shares.

         Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except as otherwise required by Ohio law.

MAY SHAREHOLDERS CUMULATE THEIR VOTES WHEN ELECTING DIRECTORS?

         Cumulative voting will not be permitted unless a shareholder acting pursuant to Section 1701.55 of the Ohio Revised Code gives written notice to us of his or her desire to exercise cumulative voting rights. Notice must be given to our President, a Vice President or the Secretary not fewer than 48 hours before the scheduled start of the meeting. If an announcement of the giving of this notice is made at the start of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving the notice, each shareholder will have the right to cumulate his or her votes when voting for directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the proxy holders will, at their discretion, distribute the votes they cast among the director nominees.

WHAT IS A "QUORUM"?

         A "quorum" of shareholders is necessary for us to hold a valid meeting. If at least a majority of issued and outstanding shares of the Class A and Class B Shares considered as a single class are present at the meeting either in person or by proxy, a quorum will exist. For purposes of determining the presence of a quorum, shares will be counted if they are present in person or by proxy. Abstentions and broker non-votes will be counted as "present" to establish a quorum. A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder and (2) the broker lacks the authority to vote the shares at his or her discretion. Because abstentions and broker non-votes represent shares entitled to vote, the effect of an abstention or broker non-vote will be the same as a vote "AGAINST" a proposal. However, abstentions and broker non-votes will have no effect on the election of directors.

HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

         The three nominees receiving the highest number of "FOR" votes will be elected as directors. This is referred to as a plurality of votes cast. Abstentions and broker non-votes will have no effect on the election of directors.

HOW MANY VOTES ARE NEEDED TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2002?

         To ratify our appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2002 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will be the same as a vote "AGAINST" the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table shows how much of our common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of our Class A Shares and Class B Shares. This information is as of December 18, 2001, unless otherwise indicated.

=====================================================================================================================
                                             CLASS A                 CLASS B                TOTAL VOTING
                                             SHARES         %         SHARES         %         SHARES            %
---------------------------------------------------------------------------------------------------------------------

Number of shares outstanding:            69,593,719(1)    100.0     20,000,000      100.0    89,593,719(1)     100.0

The following are the only persons
known by us to own beneficially more
than 5% of either class of stock:

Richard H. Grant, III                        27,546(2)        0     20,000,000      100.0    20,027,546(2)      22.4
Director and Private Investor
800 Germantown Street
Dayton, Ohio  45407

Harris Associates L.P.                    9,558,850(3)     13.7                               9,558,850(3)      10.7
Two N. LaSalle Street, Suite 500
Chicago, Illinois  60602

Shares beneficially owned by all of
our executive officers and directors
as a group (12 persons) were:             2,328,846(4)      3.3     20,000,000      100.0    22,328,846(4)      23.5
=====================================================================================================================

(1)      Does not include 22,534,520 Class A Shares held in treasury.

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 17,956 Class A Shares held in his own name. The total includes 9,590 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 1,000,000 Class A Shares into which his 20,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) As of September 30, 2001, Harris Associates L.P. had shared voting power for 9,067,050 shares and no voting power over the remainder of the shares.

(4) Includes 1,254,932 Class A Shares as to which such persons may exercise options within the next 60 days. See the table of Director and Director Nominees on pages 5-7 and the footnotes thereto for the number of shares beneficially owned by each Director, Director Nominee and certain executive officers. As for our executive officers who are not also directors, Mr. Michael Gapinski beneficially owns 64,432 Class A Shares (including 52,100 Class A Shares as to which Mr. Gapinski holds options exercisable within the next 60 days) and Mr. Douglas Ventura beneficially owns 26,695 Class A Shares (including 22,715 Class A Shares as to which Mr. Ventura holds options exercisable within the next 60 days). Each of ownership interests of Mr. Gapinski and Mr. Ventura equal less than 1% of our issued and outstanding shares.



PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors to constitute the full board at ten and proposes that three directors be elected for a three-year term expiring in 2005.

         The Board recommends and nominates DR. DAVID E. FRY, RICHARD H. GRANT, III, AND IRA D. HALL each for a three-year term.

         David R. Holmes, who retired as Chairman on January 1, 2002 and whose term as a director expires this year, will retire from the Board at the expiration of his current term. We thank Mr. Holmes for his outstanding leadership and his exemplary service as a director.

         Our Articles and Code of Regulations provide for no fewer than nine and no more than twelve directors. The directors are to be classified with respect to term of office into three classes, with each class to be as nearly as possible to one-third the total number of directors. The Board of Directors is conducting a search for two more directors to bring the total number of directors to the full compliment of twelve. We expect to name those additional directors prior to our 2003 annual meeting of shareholders and to present those additional directors to our shareholders at that meeting.

         Your Proxy will be voted FOR electing the three nominees unless a specification is made to withhold your vote. The election of the three nominees will, in accordance with our Code of Regulations, be decided by plurality vote. Abstentions and broker non-votes will not affect the election of directors.

         If any nominee ceases to be a candidate for election for any reason, your Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a director or will be unwilling to serve as a director if elected.

         Below is certain biographical information about each director nominee and those directors whose terms of office will continue after the meeting.



                         NOMINEES FOR ELECTION THIS YEAR
                            (TERMS TO EXPIRE IN 2005)

                                                                                            DIRECTOR

NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
------------------------------------------------------------------------------------------------------------------

Dr. David E. Fry              58    President and Chief Executive Officer, Northwood          1987        11,710(2)
                                    University, a private graduate and undergraduate
                                    university.

Richard H. Grant, III         62    Private Investor.                                         1960        27,546(3)

Ira D. Hall                   57    Private Investor since October 2001; Treasurer of         2002
                                    Texaco Inc. (a diversified energy company) from                            0
                                    October 1999 through October 2001; General Manager of
                                    Alliance Management, Texaco Inc. from June 1998
                                    through October 1999; prior thereto, Director, IBM
                                    Global Services, IBM Corporation (information
                                    technology products and services company).(4)



                                       DIRECTORS WHOSE TERMS EXPIRE IN 2004

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE    CLASS A (1)
------------------------------------------------------------------------------------------------------------------

Eustace W. Mita               47    Retail automotive industry consultant since October       2000       582,447(6)
                                    2001; prior thereto, Executive Vice President, Sales
                                    and Reynolds' Transformation Services since May 2000;
                                    prior thereto, President and Chief Executive Officer
                                    of HAC Group, LLC, an automobile training and
                                    consulting company, and President of Half-A-Car II,
                                    Inc. and CEO, Mita Leasing. (5)


Philip A. Odeen               66    Consultant, TRW Inc. since January 1, 2002; prior         1998        10,946(8)
                                    thereto, Executive Vice President, TRW Washington
                                    Operations from January 1, 2000 through December
                                    2001; prior thereto, Executive Vice President and
                                    General Manager TRW Systems & Information Technology
                                    Group from January 1998 to December 31, 1999; and
                                    prior thereto, President and Chief Executive Officer,
                                    BDM International, Inc., a multinational information
                                    technology company. (7)

Donald K. Peterson            52    President and Chief Executive Officer, Avaya Inc., a      1998         6,946(9)
                                    leading provider of communications systems and
                                    e-business solutions for businesses, government
                                    agencies and other organizations, since October 2000;
                                    prior thereto, President of New Enterprise Networks
                                    Group, Lucent Technologies, one of the world's
                                    leading designers, developers and manufacturers of
                                    telecommunications systems, software and products,
                                    from March 2000 to October 2000; and prior thereto,
                                    Executive Vice President and Chief Financial Officer,
                                    Lucent Technologies from February 1996 to March 2000.


                                       DIRECTORS WHOSE TERMS EXPIRE IN 2003

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
---------------------------- ------ ------------------------------------------------------- ----------- ------------

James L. Arthur               66    A private consultant in the high technology industry       1998       6,446(10)
                                    since May, 1996, and Board member of PT Cipta Cakra
                                    Murdaya, a financing company (a Hewlett-Packard
                                    subsidiary).

Cleve L. Killingsworth, Jr.   49    President and Chief Executive Officer, Health              1997
                                    Alliance Plan, and Executive Vice President of                        8,109(12)
                                    Insurance and Managed Care, Henry Ford Health System,
                                    Michigan's largest managed care plan, since January
                                    1998; prior thereto, President, Central East
                                    Division, Kaiser Permanente, from March 1996 to
                                    January 1998. (11)

Dale L. Medford               51    Executive Vice President and Chief Financial Officer       1991     144,373(13)
                                    since January 2001; prior thereto, Vice President,
                                    Finance and Chief Financial Officer.

Lloyd G. Waterhouse           50    Chairman of the Board, President and Chief Executive       1999     157,052(14)
                                    Officer since January 1, 2002; prior thereto,
                                    President and Chief Executive Officer from November
                                    2000 to January 2002; President and Chief Operating
                                    Officer from May 1999 to November 2000; General
                                    Manager of E-Business Services for IBM Corporation
                                    from July 1998 to May 1999; and prior thereto,
                                    General Manager of Marketing & Business Development
                                    for IBM Global Services from 1996 to July 1998.

-----------------------

(1)      Shares owned beneficially on December 18, 2001.

         The individual holdings of each director equals less than 1% of the issued and outstanding Class A or Class B Shares, except for the holdings of Richard H. Grant, III which are specifically described in the table under STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(2) Dr. Fry has sole voting and sole investment power with regard to 2,120 Class A Shares held in his own name. The 11,710 shares include 9,590 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

(3) See Note 2 to the table under STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(4) Mr. Hall also serves as a director of TECO Energy, Inc., Imagistics International Inc. and The Williams Companies, Inc.

(5)      Mr. Mita also serves as a director of United Auto Group.

(6) Mr. Mita has sole voting and sole investment power with regard to the 582,447 shares held in his own name.

(7) Mr. Odeen also serves as a director of Washington Gas Holdings and Convergys Corporation.

(8) Mr. Odeen has sole voting and sole investment power with regard to 7,320 shares held in his own name. The 10,946 shares include 3,626 Class A Shares as to which Mr. Odeen holds options exercisable within 60 days.

(9) Mr. Peterson has sole voting and sole investment power with regard to 3,320 shares held in his own name. The 6,946 shares include 3,626 Class A Shares as to which Mr. Peterson holds options exercisable within 60 days.

(10) Mr. Arthur has sole voting and sole investment power with regard to 2,820 shares held in his own name. The 6,446 shares include 3,626 Class A Shares as to which Mr. Arthur holds options exercisable within 60 days.

(11)     Mr. Killingsworth also serves as a director of RGS Energy Group, Inc.

(12) Mr. Killingsworth has sole voting and sole investment power with regard to 2,390 shares held in his own name. The 8,109 shares include 5,719 Class A Shares as to which Mr. Killingsworth holds options exercisable within 60 days.

(13) Mr. Medford has sole voting and sole investment power with regard to 83,803 shares held in his own name. The 144,373 shares include 60,570 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(14) Mr. Waterhouse has sole voting and sole investment power with regard to the 101,452 Class A Shares held in his own name. The 157,052 shares include 55,600 Class A Shares as to which Mr. Waterhouse holds options exercisable within 60 days.


================================================================================

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL I TO ELECT DR. DAVID E. FRY, RICHARD H. GRANT, III, AND IRA D. HALL EACH FOR A TERM OF THREE (3) YEARS.

================================================================================

BOARD COMMITTEES AND MEETING ATTENDANCE


         The Board of Directors has established three committees. They are the Audit, Compensation, and Nominating and Governance Committee. A description of each committee is set forth below:

         Audit Committee. Our audit committee currently consists of four members: Messrs. Fry (Chairman), Arthur, Killingsworth and Peterson. During fiscal year 2001, Mr. Allan Z. Loren also served as a member of our audit committee until he resigned from his directorship in February 2001. The committee members are "independent" as defined by our policy and the New York Stock Exchange listing standards. The committee meets with our independent public accountants, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits, as well as recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, the committee met four times.

         Compensation Committee. Our compensation committee currently consists of three members: Messrs. Odeen (Chairman), Fry and Peterson. During fiscal year 2001, Mr. Allan Z. Loren also served as a member of our compensation committee until he resigned from his directorship in February 2001. The committee formulates and oversees our various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises our stock option plans. During the last fiscal year, the committee met three times.

         Nominating and Governance Committee. In November 2001, our board of directors established a nominating and governance committee. The committee is comprised of three non-employee directors, the Chairman and the Chief Executive Officer. If the offices of Chairman and Chief Executive Officer are held by the same person, then the Chief Financial Officer (if at that time the Chief Financial Officer is also a director) will also participate on the committee. The committee currently is made up of five members: Messrs. Killingsworth, Jr. (Chairman), Fry, Odeen, Waterhouse (Chairman) and Medford (Chief Financial Officer.) The committee identifies and presents to the Board of Directors qualified candidates for nomination to the Board and for service on committees of the Board, and oversees the operation, governance and compensation of the Board. Shareholders may nominate director candidates for consideration by delivering notice to our Secretary at our principal executive offices as provided in our Code of Regulations and the provisions set forth herein under the heading "Shareholder Proposals." There were no meetings during the last fiscal year.

         During the fiscal year ended September 30, 2001, our Board of Directors met five times and all directors attended 75% or more of the total number of meetings of the Board and committees of which they were members.


COMPENSATION AND INDEMNIFICATION OF DIRECTORS


         Any director who is also an employee is not separately compensated for his services as a director or committee member.

         Each director who is not an employee receives $25,000 in cash compensation each year. Each non-employee director also receives $1,500 for each meeting of the Board attended and an annual award of that number of Class A Shares which represents the fair market value of $25,000 (determined as of the date of the Annual Board of Directors Meeting and rounded to the nearest ten shares based on the average closing price of our stock for the ten days preceding the date of grant). Additionally, on October 1 of each year, options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index) are granted to each non-employee director. Non-employee directors who serve on a committee receive an additional $1,000 for each committee meeting attended. Committee chairmen receive an additional $1,500 per year.

         We have an Indemnification Agreement with each director which indemnifies the director to the fullest extent permitted by Ohio law. The agreements cover any and all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the director's role as our director, officer, employee, agent or fiduciary or when serving as our representative with respect to another entity. A director would not be entitled to indemnification in connection with a proceeding initiated by that director prior to a "change in control" (as defined in each Indemnification Agreement) unless the proceeding was authorized or consented to by the Board.

         Each Indemnification Agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director's obligation to repay (at our request) those advances if it is determined later that the director is not entitled to indemnification.

         If (a) it is determined that a director is not entitled to indemnification under applicable law, and (b) the director challenges that determination in court, each Indemnification Agreement provides that, subject to applicable law, the challenging director is entitled to indemnification for, and advancement of, all fees and expenses incurred in the proceeding.


REPORT OF THE AUDIT COMMITTEE


         The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

         In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated balance sheets as of September 30, 2001 and 2000, and the related statements of consolidated income, shareholder's equity and cash flows for each of the three years in the period ended September 30, 2001. The Committee also discussed certain matters with the external auditors, Deloitte & Touche, LLP, as required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees. Furthermore, the Committee received a formal written statement from the external auditors consistent with the disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the external auditors the auditors' independence from management and the Company.

         In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2001 for filing with the Securities and Exchange Commission.


Dr. David E. Fry, Chairman of the Audit Committee
James L. Arthur
Cleve L. Killingsworth, Jr.
Donald K. Peterson



FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES
The aggregate fees billed or to be billed by Deloitte & Touche, LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q for that fiscal year were $ 249,402.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
No fees were billed by Deloitte & Touche, LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2001.

ALL OTHER FEES
The aggregate fees billed by Deloitte & Touche, LLP for services rendered to the Company, other than services described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended September 30, 2001 were $ 331,617, including $262,690 for tax related services, $40,240 for other accounting services and $28,687 for benefit plan audits.

The Audit Committee has considered whether the provision of services by Deloitte & Touche LLP not related to the audit of the financial statements and to the reviews of the interim financial statements included in the Company's Forms 10Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 is compatible with maintaining Deloitte & Touche LLP's independence.


[Rest of page intentionally left blank]

EXECUTIVE COMPENSATION


         The tables set forth below discuss the compensation paid to the two persons who occupied the Chief Executive Officer position at any time during the 2001 fiscal year and our four other most highly compensated executive officers serving at the end of our fiscal year ended September 30, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                  ANNUAL COMPENSATION               COMPENSATION
                                          ------------------------------------ ------------------------
                                                                    OTHER
                                                                    ANNUAL                               ALL OTHER
                                                                   COMPEN-     OPTION          LTIP       COMPEN-
NAME AND                                   SALARY      BONUS        SATION       AWARDS      PAYOUTS      SATION
PRINCIPAL POSITION              YEAR        ($)         ($)          ($)          (#)          ($)        ($)(4)
----------------------------   --------   ---------   ---------  ------------- -----------  -----------  ----------

David R. Holmes                 2001       650,969     432,611        76,919(1)         0            0      53,640
----------------
Chairman of the Board(2)        2000       655,360     410,111        78,917      274,040      655,360      52,661
                                1999       620,000     415,163        50,942       84,120      620,000      43,817

Lloyd G. Waterhouse             2001       519,688     347,860     1,092,849(1)         0            0       4,394
--------------------
President and Chief             2000       512,000     320,399     1,243,417      276,200      460,800         811
Executive Officer(2)            1999       208,333     162,500             0      400,000      187,500          27


Dale L. Medford                 2001       302,627     145,744             0       90,000            0      14,439
----------------
Executive Vice President        2000       304,500     190,550             0      111,360      213,150      14,014
and Chief Financial Officer     1999       287,064     192,224             0       98,160      200,945      14,384

Eustace W. Mita                 2001       199,741      15,000             0            0            0       1,112
---------------
Executive Vice President,
Sales and Reynolds'
Transformation Services(3)

Michael J. Gapinski             2001       154,320      75,867             0            0            0       7,088
--------------------
Treasurer and                   2000       155,750      95,908             0       28,640            0       9,586
Assistant Secretary             1999       150,500     100,778             0       39,360            0       8,510

Douglas M. Ventura              2001       153,468      77,272             0            0            0       3,955
-------------------
General Counsel and             2000       125,417      78,483             0       55,880        6,042       3,181
Secretary


(1) For Mr. Holmes this amount includes the amounts for donations, car allowance and personal use of company aircraft valued at $64,584. For Mr. Waterhouse this amount includes the amounts for tax preparation services, donations, car allowance, personal use of company aircraft, and stock purchase discount of $1,046,000.

(2) During fiscal year 2001, Mr. Holmes served as our Chairman and Chief Executive Officer until November 8, 2000, then as Chairman thereafter. Mr. Waterhouse served as our President and Chief Operating Officer until November 8, 2000, when Mr. Waterhouse became our President and Chief Executive Officer.

(3) Effective September 30, 2001, Mr. Mita resigned from the Company but continues to serve as a member of the board of directors.

(4)      The fiscal year 2001 amounts disclosed in this column include:

                             DEFINED           IMPUTED INTEREST ON   ABOVE MARKET INTEREST
                             CONTRIBUTION      SPLIT DOLLAR LIFE     ON DEFERRED              TOTAL OTHER
    NAME                     PLANS($)          INSURANCE($)(A)       COMPENSATION($)(B)       COMPENSATION($)
    ----                     ---------         -------------         ----------------         ----------------

    David R. Holmes               3,200              20,822                 29,618                   53,640
    Lloyd G. Waterhouse           2,446               1,948                      0                    4,394
    Dale L. Medford               3,200               3,857                  7,382                   14,439
    Eustace W. Mita               1,112                   0                      0                    1,112
    Michael J. Gapinski           3,131               3,957                      0                    7,088
    Douglas M. Ventura            3,496                 459                      0                    3,955


(a) Each participant pays the term equivalent premium on the split dollar policy and we pay the remainder of the premium. At termination of the policy, all premium payments made by us are reimbursed. Interest was imputed on the amount receivable from the participant at our short-term investment rate.

(b) Messrs. Holmes and Medford entered into Deferred Compensation Agreements with us whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement, and upon retirement lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15-year payment stream at age 65.


                       OPTIONS GRANTED IN LAST FISCAL YEAR


                                           INDIVIDUAL GRANTS(1)
                       ----------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED ANNUAL
                                         % OF TOTAL                                      RATES OF STOCK PRICE
                                           OPTIONS                                         APPRECIATION FOR
                                         GRANTED TO                                          OPTION TERM
                        NUMBER OF       EMPLOYEES IN       EXERCISE OR                  ----------  -------------
                         OPTIONS         FISCAL YEAR        BASE PRICE     EXPIRATION
NAME                    GRANTED(2)           (%)           ($/SHARE)(2)       DATE        5%($)       10%($)
--------------------   -------------   ----------------    -------------   ------------ ----------  -------------

David R. Holmes                0
Lloyd G. Waterhouse            0
Dale L. Medford           90,000(3)            36               20.06         12/28/10   1,081,164    2,790,971
Eustace W. Mita                0
Michael J. Gapinski            0
Douglas M. Ventura             0


(1) No Stock Appreciation Rights (SARs) were awarded in the 2001 fiscal year.

(2) Annual grants under the company's stock option plan are customarily made on October 1 of each year. The 2000 annual grants were made on August 8, 2000 (i.e., during fiscal 2000 rather than fiscal 2001), at the request of the Board of Directors, with the exercise price equal to the fair market value ($17.00) on that date. Options vest 25% annually beginning August 8, 2001.

(3) On December 28, 2000, the Board awarded Mr. Medford a special grant of non-qualified stock options as a retention incentive. The Options vest 25% annually beginning on December 28, 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                    NUMBER OF                  UNEXERCISED
                                                                   UNEXERCISED                 IN-THE-MONEY
                               SHARES                               OPTIONS AT                  OPTIONS AT
                              ACQUIRED                                FY-END                      FY-END
                                 ON             REALIZED           EXERCISABLE/                EXERCISABLE/
                              EXERCISE            VALUE           UNEXERCISABLE               UNEXERCISABLE
NAME                             (#)               ($)                 (#)                         ($)
-----------------------       ----------        ----------      -------------------        ---------------------

David R. Holmes                400,000        4,161,856          930,630/590,590         6,006,955/2,460,483
Lloyd G. Waterhouse             50,000        1,046,000           44,050/532,150           240,050/3,036,651
Dale L. Medford                101,520          839,064           61,830/265,050             266,838/911,740
Eustace W. Mita                      0                0                 15,000/0                    91,575/0
Michael J. Gapinski             30,320          256,042            45,590/58,170             393,205/182,438
Douglas M. Ventura                   0                0            19,520/64,560              99,304/281,020



                             PENSION PLAN TABLE (1)

                                                         YEARS OF SERVICE (2)
                             ------------------------------------------------------------------------------

   REMUNERATION                 10                15               20               25               30
--------------------         ---------         ---------        ---------        ----------       ---------

     $  300,000             $ 45,000         $ 67,500          $ 90,000          $112,500         $135,000
        400,000               60,000           90,000           120,000           150,000          180,000
        500,000               75,000          112,500           150,000           187,500          225,000
        600,000               90,000          135,000           180,000           225,000          270,000
        700,000              105,000          157,500           210,000           262,500          315,000
        800,000              120,000          180,000           240,000           300,000          360,000
        900,000              135,000          202,500           270,000           337,500          405,000
      1,000,000              150,000          225,000           300,000           375,000          450,000
      1,100,000              165,000          247,500           330,000           412,500          495,000
      1,200,000              180,000          270,000           360,000           450,000          540,000
      1,300,000              195,000          292,500           390,000           487,500          585,000
      1,400,000              210,000          315,000           420,000           525,000          630,000
      1,500,000              225,000          337,500           450,000           562,500          675,000
      1,600,000              240,000          360,000           480,000           600,000          720,000
      1,700,000              255,000          382,500           510,000           637,500          765,000
      1,800,000              270,000          405,000           540,000           675,000          810,000
      1,900,000              285,000          427,500           570,000           712,500          855,000
      2,000,000              300,000          450,000           600,000           750,000          900,000
      2,100,000              315,000          472,500           630,000           787,500          945,000
      2,200,000              330,000          495,000           660,000           825,000          990,000


------------------------------------------------

(1) This table sets forth the annual retirement benefits payable under our qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the plans includes salary, bonus and long-term incentive plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below under the heading "Employment and Change in Control Severance Agreements." Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

(2) Respective years of service for purposes of the qualified plan as of September 30, 2001, for the persons named in the Summary Compensation Table are: Mr. Holmes, 16; Mr. Waterhouse, 1; Mr. Medford, 27; Mr. Gapinski, 21; Mr. Ventura 4; and Mr. Mita, 0.

         In addition to the plans discussed above, we also provide compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the officer. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. We generally insure against our obligations through the purchase of life insurance policies on the lives of the officers.



EMPLOYMENT AND CHANGE IN CONTROL SEVERANCE AGREEMENTS


         Effective May 1, 1999, Mr. Waterhouse entered into an employment agreement to serve as our President and Chief Operating Officer for a term of five years. In November 2000, Mr. Waterhouse was promoted to serve as our Chief Executive Officer, and on January 1, 2002, Mr. Holmes retired and Mr. Waterhouse was promoted to Chairman, President and Chief Executive Officer.

         Mr. Waterhouse's agreement includes many of the elements found in Mr. Holmes' agreement and these elements are described below. Mr. Waterhouse's agreement includes three special grants of non-qualified stock options. The first grant was a grant of 200,000 shares at fair market value as of May 1, 1999, 50% of which will become exercisable on May 1, 2002 and 50% on May 1, 2004. The second is a grant of 200,000 shares at $0.01 which becomes exercisable in 25% units on May 1 of years 2000 through 2003. An additional grant was made on May 1, 2000, of 100,000 shares at fair market value, 50% of which will become exercisable on May 1, 2003 and May 1, 2005.

         Had Mr. Holmes not elected to retire, his employment agreement term would have continued until August 17, 2003. At the time of his retirement, his base salary was $650,969. The term of Mr. Waterhouse's agreement continues until May 1, 2004 at the base salary of $500,000 which may not be reduced without his consent or resolution by arbitration. Mr. Waterhouse's base salary may be increased from time to time consistent with the recommendations of the compensation committee and as approved by the Board of Directors.

         Mr. Holmes' retirement benefit will be 67% of final average annual compensation (i.e., 65% plus 1% per each year of employment beyond age 59). Mr. Waterhouse's retirement benefit at age 62 (10/16/13) is 60% of final average annual compensation plus 1% additional for each twelve-month period between age 62 and age 65. Mr. Waterhouse also has an early retirement benefit of 40% of final average annual compensation if he remains continuously employed by us until May 1, 2009.

         The employment agreement of Mr. Waterhouse also provides for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The agreement also provides for continued medical coverage his surviving spouse for a period which ends at the earlier of the spouse's death or 42 months after his death.

         During the term of each of Mr. Holmes' and Mr. Waterhouse's employment agreement and for a period of two years following the respective termination of each agreement, or the cessation of payments made under each agreement (whichever is later), each of Messrs. Holmes and Waterhouse shall not compete directly or indirectly with us. However, if we do not renew Mr. Waterhouse's agreement, the respective non-competition restriction shall continue for only one year.

         Mr. Waterhouse's agreement provides that if he is discharged by us before the expiration date of his agreement other than for cause (as defined in the agreement), or if we fail to renew his agreement other than for cause, he would be entitled to receive (i) payments equal to his Annual Compensation Value (as defined in the agreement), reduced by 70% of compensation from subsequent employment (a) for two years from the date of termination of employment with respect to discharge before the expiration of his agreement, or (b) for one year from the expiration of his agreement in the case of non-renewal; (ii) credit for certain amounts of additional service under the Supplemental Plan; (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of his securing other employment or two years from termination; and
(iv) reimbursement of up to $20,000 in out-placement fees. His employment agreement also contains "change in control" severance provisions described below.

         Effective August 17, 1998, Dale L. Medford entered into a Change in Control Severance Agreement with us. That agreement was replaced by a new agreement on May 7, 2001 (described below). Effective December 15, 2000, Douglas
M. Ventura and one other officer entered into Change in Control Severance Agreements with us. These agreements are not employment agreements. If an "escrow funding event" occurs before May 1, 2006 (Medford) or December 15, 2005 (Ventura), the agreements provide that the officers will receive the benefits described in the following paragraph in the event of a Change in Control Termination.

         Each employment agreement (for Mr. Holmes, until his retirement date) and the Change in Control Severance Agreements may require us to fund an escrow immediately in the event of our "change in control" (as defined in the agreements). Funding is required upon the occurrence of any "escrow funding event," as defined in each agreement. The agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs; (iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and (v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount.

         In addition to the Change in Control benefits, Mr. Medford's agreement provides for enhanced benefits under certain company plans in the event Mr. Medford's employment terminates due to death, disability, termination by the company other than for cause or termination by Mr. Medford on more than 180 days prior notice. If Mr. Medford's employment is so terminated prior to December 31, 2002, he would receive benefits under designated company benefit plans as if he were age 58 rather than his actual age, and if such a termination occurs after December 31, 2002 but prior to May 31, 2012, he would receive such benefits as if he were 62 rather than his actual age.

         We estimate that if Messrs. Holmes, Waterhouse, Medford and Ventura had been terminated on September 30, 2001, following a change in control, the total severance payments by us to the officers under their respective agreements would have been approximately $12,300,000. If a termination were to occur, the non-competition restrictions in the respective employment agreements are void and non-binding. In view of his retirement, Mr. Holmes will no longer be eligible for any such payments.


COMPARATIVE STOCK PRICE PERFORMANCE GRAPH


         The graph compares the cumulative total shareholder return on a $100 investment in our Class A Shares for the past five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P MidCap 400 Index and (ii) a composite of two indices. The composite index is comprised of two indices - the S&P SuperCap Data Processing Index and a self-constructed business forms index. Each year we adjust the composite index to reflect the percentage of our revenues from products and services represented by each index. We selected the following business forms companies for our self-constructed index:
Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. On July 30, 2000, we sold a majority of our business forms operations, the Information Solutions Group, to the Carlyle Group. Accordingly, after July 30, 2000, the percentage of our revenues earned from products and services represented by the business forms index has decreased while the percentage of our revenues from products and services represented by the S&P SuperCap Data Processing Index has increased. During fiscal year 2001, revenues from business forms products and services were approximately 18.6% of our revenues.

         The graph assumes all investments were made at market value on September 30, 1996, and the reinvestment of all dividends.


                                    [GRAPH]


                            STOCK PERFORMANCE GRAPH
                         FISCAL YEARS 1996 THROUGH 2001

                        9-30-96         9-30-97         9-30-98         9-30-99         9-30-00         9-30-01
                        -------         -------         -------         -------         -------         -------

Reynolds and Reoynolds    100             75               70             82              82              98

S&P Midcap 400            100            139              130            164             234             210

Composite Peer Group      100            114               95            113             143             172

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


         Committee. The compensation committee of our Board of Directors consists entirely of non-employee, independent directors. The committee reviews, recommends and approves changes to our compensation policies and programs applicable to our officers and senior personnel.

         Compensation Policy and Objectives. The committee's primary goal is unchanged from last year: to ensure that the compensation provided to executives is linked to our business strategies and objectives, thereby aligning the financial interests of senior management with those of our shareholders. Beyond that, our priorities are to ensure that the executive compensation programs enable us to attract, retain and motivate the high caliber executives required for the success of our business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

         Compensation Philosophy. During fiscal year 2000, an outside executive compensation consultant performed a comprehensive review of our compensation arrangements, including base salary, annual incentives and long-term incentives and certain changes were implemented as described in the proxy statement for the 2001 Annual Meeting. During fiscal 2001, no major changes were made, and the committee continued its focus on increasing the performance-based elements of the company's compensation scheme.

         Base Salary. Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other executive positions in the marketplace. From time to time, our compensation consultant surveys senior executive salaries from a representative sampling of high technology companies. Our pay band levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay band based on that competitive market-place data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to our success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance during the fiscal year and paid from a budget for officer salary increases approved by the committee. During fiscal 2001, the committee asked its compensation consultant to review officer salary levels. Based on the consultant's report, the committee awarded increases to certain band levels to bring them up to the mid-point of the competitive range over a period of two years. As a result, effective January 1, 2001, base salary levels for executive officers increased an average of 6.1%. This paragraph applies to all executives except those whose employment agreements may contain terms that vary from these provisions. See the discussion of these employment agreements on pages 14-16.

         Annual Incentives. At our shareholders meeting held February 10, 2000, our shareholders approved a New Incentive Plan ("New Incentive Plan") effective with the fiscal year beginning October 1, 1999 for annual and intermediate incentives which superseded the old plan in place only for our Chief Executive Officer ("CEO"). The purpose of the New Incentive Plan is to ensure that compensation payable to all executives under the New Incentive Plan which exceeds $1 million qualifies for deductibility under the applicable provisions of the Internal Revenue Code. The New Incentive Plan is substantially similar to the annual and intermediate incentive plans previously in place for our CEO and other executives as such plans have changed as described below.

         Officers including our CEO may earn annual bonuses under two plans: the Annual Plan and the Personal Performance Bonus, each described below.

         THE ANNUAL PLAN. This plan is based on performance against financial targets established by the committee. Historically the committee used corporate return on equity ("ROE") and revenue growth as the primary measures of corporate performance. In 2001, the committee changed the ROE component to corporate return on capital ("ROC"). At the business unit level various other financial targets may be used. In 2001, the committee used revenue growth and return on sales as the measures of business unit performance. The committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties because of accounting changes or other non-operating factors. The committee believes that linking executive pay principally to ROC and revenue growth directly ties the executive's interests and rewards to those of our shareholders. In 2001, these targets were weighted 50% revenue growth and 50% ROC for measuring company performance and 50% revenue growth and 50% return on sales for measuring business unit performance. In 2001, no bonus was paid until a threshold corporate ROC of 13.5% or revenue growth of 5% was achieved. Maximum payout requires a combination of a 38% corporate ROC and 16.6% revenue growth. The annual bonus payout can range from 0% of annual salary to 135% of annual salary for the Chairman and CEO and between 0% of salary and 90% of salary for other executive officers. In 2001, corporate ROC was 27.4% and revenue growth was 5%. Annual bonus payments averaged 38% of current annual salary as of September 30, 2001.

         PERSONAL PERFORMANCE BONUS. The personal performance bonus is designed to reward all officers for the achievement of financial and non-financial goals that are agreed upon by the officer and the officer's superior. In the case of Mr. Holmes and Mr. Waterhouse, we in consultation with them agree upon their annual goals. Examples of financial goals have been ROE, revenue growth, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes and Mr. Waterhouse, whose personal performance bonuses are determined by our committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus for fiscal 2001 could range from 0% to 20%. For fiscal 2001, this personal performance bonus for the named executive officers ranged from 17% to 20% of current annual salary at September 30, 2001.

         The average annual and personal performance bonus payments expressed as a percentage of annual salary above do not include Mr. Mita, who because of his voluntary termination of employment prior to the bonus payment date, became ineligible for such bonuses.

Long-term Incentives.

Stock Options
-------------

         To further align the interests of shareholders and management, we grant stock options annually to all officers (approximately 44 individuals). The exercise price is the fair market value of the stock on the date of the grant. The options have a ten-year life and are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable. We assign annually an allotment of shares per pay band. We regularly engage a consultant to determine the competitiveness of the annual grant.

         Pursuant to our consultant's advice, we adopted the Radford High Technology Group benchmark for determining the level of future grants, commencing with the grant that was accelerated to August 8, 2000.

         For fiscal year 2001, because of the acceleration of the annual grant to August 8, 2000, no stock option grants were made to officers. The company did, however, on December 28, 2000, award a special non-qualified stock option to Dale Medford for 90,000 shares as a retention incentive.

         The stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of our common shares occurs over a specified number of years.

Stock Ownership Guidelines
--------------------------

         Our committee maintains suggested stock ownership guidelines for our forty-four highest-ranking officers. These guidelines specify an appropriate level of ownership of our stock as a multiple of the officer's annual base salary. These multiples range from a high of 4 times annual salary (in the case of Mr. Holmes and Mr. Waterhouse) to a low of 1 times annual salary. We originally determined it appropriate to permit the officers to achieve these ownership guidelines over a ten-year period in increments of 10% per year, with a bonus of an additional 20% to the annual option grant if the ownership requirement was met. However, effective for fiscal years after fiscal 2001, we have changed this to a five year plan (current participants will be entitled to the greater of 5 years or the remainder of their 10-year period) with a 15% reduction in future annual option grants for failure to achieve the ownership requirement. If, for example, the standard stock option grant for a year were one hundred shares, an officer who failed to meet the ownership requirement in future years would receive options for only 85 shares. As of August 31, 2001, the date we annually survey our officers regarding their stock holdings, stock ownership among the 49 officers stood at approximately 1,277,093 shares representing a market value of approximately $31.5 million. We believe that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all other shareholders.

Special Growth Stock Option Grant
---------------------------------

         In August, 1999, after consultation with an outside advisor, our committee made a special, one-time, non-qualified stock option grant to company officers. The 1999 special growth option consists of a single grant ranging in size between 5,000 and 75,000 shares at fair market value as of August 11, 1999 ($21.94). The grant is not exercisable until August 11, 2004. However, if we achieve 10% internal sales growth (acquisitions are not included during the first twelve months following the respective acquisition) in any one of the first five fiscal years following the grant, then 20% of the original grant will vest immediately and the vested shares will be replaced with an equal number of options at the then-current fair market value. This was not achieved in fiscal year 2001. We believe this specific incentive (like the adjustment in the annual bonus to reward profitable growth) will over time promote the sustained top-line profitable growth which investors' value. Neither Mr. Holmes nor Mr. Waterhouse participates in this Special Growth Option grant.

Intermediate Incentive Compensation
-----------------------------------

         Certain senior officers, including our Chairman and the CEO and all other named executive officers, also participated in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management for producing consistent longer-term financial results. Effective October 1, 2000, the plan was terminated, except that plan participants as of September 30, 2000 were given the option to continue the plan at reduced levels for up to two years. Those who elected to continue the plan for a single year at a 50% level received a 50% reduction in the number of options granted on August 8, 2000. Those who elected to continue the plan for two years will participate at a 67% level in the first year and a 33% level in the second year with corresponding 67% and 33% reductions in the stock option grants for the applicable fiscal years. None of the six officers named in the cash compensation table participates any longer in the Intermediate Compensation Plan.

         Chairman and CEO Compensation. Mr. Holmes served as Chairman of the Board since November 2000 (prior thereto he was Chairman and CEO). Mr. Waterhouse served as President and Chief Executive Officer since November 2000. Under their leadership in fiscal 2001 the company achieved revenues of $1,004,012,000. Income from continuing operations grew 11% and related EPS grew 18%. Fiscal 2001 ROC was 27.4%.

         Mr. Holmes' 2001 compensation of $1,214,139 (as shown in the Summary Compensation Table on page 11) included a market-priced base salary of $650,969. He is also eligible for annual incentive compensation under the New Incentive Plan. Mr. Holmes' annual bonus decreased $15,996 from $311,807 in fiscal 2000 to $295,811 in fiscal 2001. Following its year-end evaluation of his performance, the committee awarded a personal performance bonus of $136,800 to Mr. Holmes. On October 1, 2001, the committee awarded Mr. Holmes an annual stock option grant for 200,000 Class A shares applicable to his position.

            Mr. Waterhouse's 2001 compensation of $1,964,791 (as shown in the Summary Compensation Table on page 11) included a market-priced base salary of $519,688. He is also eligible for annual incentive compensation under the New Incentive Plan. Mr. Waterhouse's annual bonus decreased $5,739 from $243,599 in fiscal 2000 to $237,860 in fiscal 2001. Following its year-end evaluation of his performance, the committee awarded a personal performance bonus of $110,000 to Mr. Waterhouse. On October 1, 2001 the committee awarded Mr. Waterhouse an annual stock option grant of 200,000 Class A shares applicable to his position.

         Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to our CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To the extent possible, the committee intends to structure compensation of our executive officers in a manner to permit the compensation paid to these individuals to be allowed as a deduction for federal income tax purposes. But, the committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in the best interest for us to do so.

         Summary. We believe that a high caliber, motivated management team is critical to sustained business success. As in prior years, in 2001 a significant portion (approximately 58%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive our success. We intend to continue our performance-based pay policy, which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE
Philip A. Odeen, Chairman
Dr. David E. Fry
Donald K. Peterson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         During the fiscal year 2001, we did not enter into any transactions or establish any business relationships with related parties required to be disclosed. Additionally, no executive officer or director is or has been indebted to us during the last fiscal year in excess of $60,000 with the exception of Mr. Waterhouse. On May 1, 1999, we entered into an agreement with Mr. Waterhouse pursuant to which we granted Mr. Waterhouse options to purchase up to 200,000 Class A Shares at a price of $.01 per option share. The option shares vest 25% annually beginning May 1, 2000. We loaned Mr. Waterhouse $427,724 to pay income taxes that Mr. Waterhouse incurred by exercising 50,000 of those options which vested on May 1, 2000. The loan was evidenced by a demand note and secured by a pledge of the 50,000 Class A Shares. The note accrued interest on the unpaid principal amount at an annual rate equal to the dividends paid on the 50,000 Class A Shares during the period the note was outstanding. The due date for the loan was April 15, 2001. On April 15, 2001 we extended the due date of the loan until May 1, 2001. On May 1, 2001, Mr. Waterhouse exercised his option to acquire another 50,000 shares which created an additional withholding tax obligation of $368,192. On that same date, and in satisfaction of the May 1, 2000 note and the withholding tax and administrative fee associated with the May 1, 2001 option exercise, the company purchased 38,548 shares from Mr. Waterhouse at a price of $20.66 per share (the average of the closing price for Reynolds' Class A Common shares on the New York Stock Exchange on the last three trading days prior to May 1; the aggregate purchase price was $796,401.68). As a result of the transactions, the number of Class A Shares held by Mr. Waterhouse increased by 11,452.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Ownership of, and transactions in, our stock by our executive officers and directors are required to be reported to the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended. Based on our records and other information, we believe that all filings required under Section 16(a) were timely filed during year 2001, except that on December 7, 2001, Lloyd G. Waterhouse filed a Form 4 for May 2001 to correct an inadvertent failure to report the sale of shares following the exercise of an option to acquire shares.


PROPOSAL II - RATIFY APPOINTMENT OF OUR INDEPENDENT AUDITORS


         The audit committee of our Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending September 30, 2002. Although not required by law or otherwise, our selection is being submitted to our shareholders as a matter of corporate policy for their approval. Deloitte & Touche LLP has audited our financial statements for over 50 years.

         We anticipate that a representative of Deloitte & Touche LLP will be present at the meeting and, if present, this representative will be given the opportunity to make a statement if he or she desires to do so. We also anticipate that this representative will be available to respond to appropriate questions from shareholders. If this proposal is not approved, our Board of Directors will investigate the reasons for rejection and reconsider the appointment.

================================================================================

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL II TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

================================================================================

OTHER MATTERS


         Shareholder Proposals. Proposals of shareholders intended to be presented at the 2002 Annual Meeting of Shareholders must be received by us by September 7, 2002, for inclusion in our Proxy Statement and Proxy relating to the 2003 Annual Meeting of Shareholders.

         Shareholder nominations of persons to be elected to the Board of Directors at the February 13, 2003 Annual Meeting must be delivered to or mailed and received at our principal executive offices no earlier than November 13, 2002, and no later than December 13, 2002.

         Other Matters to Be Discussed at the Meeting. We do not intend to present at the meeting any matters other than those described in this Proxy Statement. We do not know of anything that will be presented by other parties. However, if any other matters are properly presented at the meeting, the appointed proxies will vote on those matters according to their discretion and best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                   DOUGLAS M. VENTURA, SECRETARY
Dayton, Ohio
January 7, 2002

                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS


                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402

                                FEBRUARY 14, 2002
                        11:00 A.M. EASTERN STANDARD TIME

                          (Demonstration & Display Area
                       open from 10:00 a.m. to 12:30 p.m.)



                         DIRECTIONS TO SINCLAIR CENTER:

                      From I-75 - Northbound or Southbound:
           Take the Third Street exit and travel east on Third Street to Perry Street.
     Turn right on Perry Street and travel south one block to Fourth Street.
                          Turn right on Fourth Street.
         The entrance to the underground parking garage in the Sinclair Center will be on your right. After entering garage, stay to the right
          (northeast) and look for Sinclair Center North Entrance sign.
                 Go through double doors to elevator or stairs.
             Take elevator or stairs to the first floor of Sinclair
                               Center/Building 12.

[Reynolds & Reynolds - LOGO]


                        THE REYNOLDS AND REYNOLDS COMPANY
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 14, 2002

         The undersigned hereby appoints Lloyd G. Waterhouse and Douglas M. Ventura, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 14, 2002 at 11:00 a.m. EST, or at any adjournment(s) thereof.

         THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE NOMINEES AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY.


         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA THE INTERNET OR BY PHONE AS INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY CARD.


-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -



                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS


                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402


                                FEBRUARY 14, 2002
                        11:00 a.m. EASTERN STANDARD TIME



        If you consented to access your proxy information electronically, you may view it by going to The Reynolds and Reynolds Company website.
                You can get there by typing in the following address:
                                   http://www.reyrey.com

                                                      PLEASE MARK
                                                     YOUR VOTES AS
                                                      INDICATED IN       [ X ]
                                                      THIS EXAMPLE





I.   ELECTION OF DIRECTORS:     [ ] FOR electing                  [ ]  WITHHOLD AUTHORITY              (INSTRUCTION: To withhold
                                    01 Dr. David E. Fry,               to vote for                     authority to vote for any
                                    02 Richard H. Grant, III, and      01 Dr. David E. Fry,            individual nominee, write
                                    03 Ira D. Hall                     02 Richard H. Grant, III, and   the number(s) of the
II.  Proposal to ratify             each for a three-year term.        03 Ira D. Hall                  nominee(s) on the line below.
     Deloitte & Touche LLP as
     independent auditors.                                                                          _______________________________

     FOR   AGAINST  ABSTAIN          If any other business is brought before the
                                     Meeting or any adjournment(s) thereof, this
     [ ]    [ ]       [ ]            Proxy will be voted in the discretion of the
                                     Appointed Proxies.

                                     The undersigned ratifies all that the                    Address Change? Mark Box        [  ]
                                     Appointed Proxies, or their substitutes, may             and note address change at left
                                     lawfully do by virtue hereof, and revokes
                                     any proxies previously given to vote at the
                                     Meeting or adjournment(s).

                                                                                     Dated:________________________________, 2002


                                                                                     ____________________________________________
                                                                                                    Signature

                                                                                     ____________________________________________
                                                                                               Signature if held jointly

                                                                                     Please sign exactly as name(s) appear above.
                                                                                     When signing in fiduciary or representative
                                                                                     capacity, please add your full title. If
                                                                                     shares are registered in more than one name,
                                                                                     all holders must sign. If signature is for a
                                                                                     corporation, the handwritten signature and
                                                                                     title of an authorized officer are required,
                                                                                     together with the full corporate name.





-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -


                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

   YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
                           SHARES IN THE SAME MANNER
             AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.






         INTERNET                                           TELEPHONE                                MAIL
 http://www.eproxy.com/reyrey                           1-800-435-6710
Use the Internet to vote your                 Use any touch-tone telephone to                 Mark, sign and date
proxy. Have your proxy card in                vote your proxy. Have your proxy                    your proxy card
hand when you access the web            OR    card in hand when you call. You will    OR              and
site. You will be prompted to enter           be prompted to enter your control                 return it in the
your control number, located in               number, located in the box below,            enclosed postage-paid
the box below, to create and sub-             and then follow the directions given.                envelope.
mit an electronic ballot.



              IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.